SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  May 25, 2004

(Date of earliest event reported)

Huffy Corporation

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 4.  Changes in Registrant’s Certifying Accountant

On May 25, 2004, Huffy Corporation (the “Company”) dismissed KPMG LLP as the independent accountants for the Huffy Corporation Savings Plan, Huffy Corporation Savings Plan for Hourly-Rate Employees of Huffy Sports Division, Huffy Bicycles Hourly Savings Plan and Huffy Service Solutions, Inc. Savings Plan (formerly Huffy Service First, Inc. Savings Plan) (collectively the “Benefit Plans”).  The Company has not dismissed KPMG LLP as its independent accountant with respect to the Company’s financial statements.  The dismissal was approved by the Chairman of the Company’s Audit Committee pursuant to his delegated authority.

The reports of KPMG LLP on the Benefit Plans’ financial statements as of December 31, 2002 and 2001 and for the years then ended did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.  In connection with its audits of such financial statements as of and for the years ended December 31, 2002 and 2001 and through May 25, 2004, there have been no disagreements between the Company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to the Benefit Plans.

As of and for the years ended December 31, 2002 and 2001 and through May 25, 2004, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K with respect to the Benefit Plans.

A letter from KPMG LLP is attached as Exhibit 16 to this Form 8-K.

The Company engaged Clark, Schaefer, Hackett and Co. as its new independent accountant of the Benefit Plans’ financial statements as of May 25, 2004.  During the two most recent fiscal years and through May 25, 2004, the Company has not consulted with Clark, Schaefer, Hackett and Co. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Benefit Plans’ financial statements, and no written report or oral advice was provided to the Company by Clark, Schaefer, Hackett and Co. which was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulations S-K with respect to the Benefit Plans’ financial statements.

Item 7.  Financial Statements and Exhibits

(c)

Exhibits.

Exhibit 16 - Letter from KPMG LLP in relation to change in certifying accountants for benefit plans

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUFFY CORPORATION

Date: June 1, 2004	By: /s/ Robert W. Lafferty Robert W. Lafferty Senior Vice President – Finance, Chief Financial Officer and Treasurer